State of Delaware
Secretary of State
Division of Corporations
Filed 09:00AM 11/06/2001
010558434 - 2149636


                                 Certificate Of Amendment
                                             Of
                                Certificate Of Incorporation
                                   Of Web4boats.com, Inc.

	FIRST: That a meeting of the Board of Directors of Web4boats.com, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

	RESOLVED: that the Certificate of Incorporation be amended by changing the Article thereof number "FIRST" so that, as amended, said article shall be and read as follows: The name of this corporation is: FEDERAL SECURITY PROTECTION SERVICES, INC.

	SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with section 228 of the General Corporation
Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

	THIRD: That said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

	FOURTH: That the capital of said corporation shall not be reduced under or by reason of said corporation.

IN WITNESS WHEREOF, said WEB4BOATS.COM, INC. has caused this Certificate to be signed by its President on this 25th day of October, 2001.


WEB4BOATS.COM INC.

By:  /s/ Dennis Schlagel
	 President

	 Dennis Schlagel
	 Print Name